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                                                                    Exhibit 10.4


                     TAX SEPARATION AND ALLOCATION AGREEMENT


         This Tax Separation and Allocation Agreement (the "Agreement") is made as of _______________, 1998 by and among Cincinnati Bell Inc., an Ohio corporation ("CBI"), and Convergys Corporation, an Ohio corporation ("Convergys") (together with its subsidiaries existing immediately following the Distribution, the "Convergys Group").

         WHEREAS, CBI is the common parent of an Affiliated Group of corporations engaged in separate and distinct lines of business, including subsidiaries engaged in the telecommunication business and subsidiaries engaged in information businesses that rely heavily on the latest technological advances.

         WHEREAS, CBI has formed Convergys as a holding company and transferred to it all of the subsidiaries that comprise the Convergys Group.

         WHEREAS, CBI intends to have Convergys issue slightly less than 20 percent of the shares of Convergys to the public leaving CBI as the owner of more than 80 percent of the shares of Convergys.

         WHEREAS, soon after such sale, CBI proposes to distribute to its shareholders all of the shares of Convergys that it owns in a distribution that is intended to be tax-free pursuant to the provisions of Section 355 of the Code.

         WHEREAS, CBI and Convergys have entered into a Distribution Agreement (as defined below) providing for the distribution of all of the Convergys stock owned by CBI to its shareholders in accordance with the Distribution Agreement; and

         WHEREAS, CBI and Convergys, for themselves and their respective Groups, desire to set forth their agreement regarding the allocation between CBI and the Convergys Group of all responsibilities, liabilities and benefits pertaining to Taxes paid or payable by either of them for all Taxable periods.

         NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

1.       DEFINITIONS.  As used in this Agreement:

         a. "Affiliate" shall mean, with respect to any person, any other person means any person, corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such person.

         b. "Affiliated Group" shall mean an affiliated group of corporations within the meaning of Section 1504(a) of the Code for the taxable period in question.

         c. "Carryback or Carryforward Item" shall have the meaning set forth in Section 2d.

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         d.    "CBI-Caused Taxes" means any liability for Taxes, including interest and penalties, incurred by the CBI Group or the Convergys Group arising from or attributable to any of the transactions that are directly related to the Distribution failing to qualify under Section 355 of the Code, but only if such failure (i) was caused by an act that occurred after the Distribution in which CBI or a member of the CBI Group participated, or (ii) was otherwise attributable to one or more of the representations contained in Section 5b or Section 5c hereof failing to be true as of the date of this Agreement.

         e. "CBI Group" shall mean, with respect to any taxable period, the corporations that were members of the CBI Consolidated Group during such period, exclusive of the corporations that are included in the Convergys Group.

         f.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

         g. "Consolidated Group" shall mean those corporations that presently are eligible to file certain tax returns on an affiliated or consolidated basis with CBI as the common parent.

         h. "Consolidated Return" shall mean the consolidated federal income Tax return of CBI including the Convergys Group and all other subsidiaries of CBI for the period commencing January 1, 1998 through and including the Distribution Date.

         i. "Controlled Return" shall mean (a) the Consolidated Return, (b) any Prior Period Consolidated Return and (c) any combined returns with respect to 1998 and all prior years.

         j. "Convergys-Caused Taxes" means any liability for Taxes, including interest and penalties, incurred by the CBI Group or the Convergys Group arising from or attributable to any of the transactions that are directly related to the Distribution failing to qualify under Section 355 of the Code, but only if such failure (i) was caused by an act that occurred after the Distribution in which Convergys or a member of the Convergys Group participated, or (ii) was otherwise attributable to one or more of the representations contained in Section 5a or Section 5c hereof failing to be true as of the date of this Agreement.


         k. "Convergys Group" shall have the meaning set forth in the first paragraph of this Agreement.

         l. "Convergys Tax Liability" shall mean, with respect to any Consolidated Group in any Taxable Period, the Convergys Group's share of the Tax liability of such Consolidated Group, computed as if the relevant members of the Convergys Group were not and never were part of such Consolidated Group, but rather, were a separate Affiliated Group of corporations filing a similar group Return (provided, however, any transaction with any member of the CBI Group included in such Consolidated Group shall not be taken into account until the first taxable




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               period in which such transaction is required to be taken into account for Tax purposes under applicable law). Such computation shall be made (i) without regard to the income, deductions (including the net operating loss and capital loss deductions) and credits in any year of any member of the CBI Group, except to the extent that a payment was made to any member of the CBI Group with respect thereto, (ii) by taking account of any Tax Asset of the Convergys Group, including net operating loss and capital carryforwards and carrybacks and minimum Tax credits from earlier years of the Convergys Group except to the extent that such losses, carryforwards, carrybacks or credits have been used by any member of the CBI Group, (iii) by applying the maximum applicable statutory Tax rate in effect under applicable law during the relevant year, and (iv) by reflecting the positions, elections and accounting methods used by the Consolidated Group preparing the relevant return for the Consolidated Group.

         m. "Distribution" shall mean the distribution by CBI of all shares of Convergys that are held by CBI to CBI's shareholders pursuant to the Distribution Agreement.

         n. "Distribution Agreement" shall mean the Plan of Reorganization and Distribution Agreement dated _______________, 1998 between CBI and Convergys.

         o. "Distribution Date" shall mean the date on which the Distribution shall be effected.


         p. "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, (i) by the Internal Revenue Service Form 870 or Form 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by comparable form under the laws of other jurisdictions; except that a Form 870 or Form 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination;
               (ii) by decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable;
               (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

         q.    "Group" shall mean the Convergys Group and/or the CBI Group.

         r.    "Indemnitor" shall have the meaning set forth in Section 6dii.


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         s.    "Prior Period Consolidated Return" shall mean any consolidated
               Tax Return of CBI filed, or to be filed, for taxable years prior to the Consolidated Return year.


         t. "Return" shall mean any tax return, statement, report, form, election or claim (including all exhibits and schedules thereto) required to be filed with a Taxing Authority with respect to any Taxes.

         u. "Tax" (and the correlative meaning, "Taxes," "Taxing," "Taxable") shall mean any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, environmental, excise, severance, stamp, transfer, recording occupation, premium, property, value ad, winfall profit tax, custom duty, or other tax of any kind whatsoever, together with any interest and penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such (domestic or foreign).

         v. "Tax Administrators" shall mean the person designated by CBI as having primary responsibility for tax matters for the CBI Group and the person designated by Convergys as having primary responsibility for tax matters for the Convergys Group, or such other persons as may be mutually agreed upon by CBI and Convergys.

         w. "Tax Asset" shall mean any net operating loss, net capital loss, tax credit, or any other loss, credit, or Tax attribute, which could reduce any Tax.

         x.    "Tax Benefit" shall have the meaning set forth in Section 3d.

         y. "Tax CPA" shall mean Coopers & Lybrand or a comparable firm of internationally recognized certified public accountants mutually agreed upon by CBI and Convergys.

         Any term used in this Agreement that is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of applicable law.

2.       ADMINISTRATIVE AND COMPLIANCE MATTERS.

         a. TAX SHARING AGREEMENTS. Except for this Agreement and except as provided in this Agreement, any and all existing Tax allocation agreements or arrangements, written or unwritten, between any member of the CBI Group and any member of the Convergys Group shall terminate upon completion of the Distribution.

         b.     FILING OF RETURNS.

                i. Consolidated and Prior Period Consolidated Returns. CBI and Convergys will join, and will cause each of their respective subsidiaries to join, in the



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                       Consolidated Return to the extent each is eligible to
                       join in such Return under the provisions of the Code or the regulations thereunder. Each of the Groups will prepare separate returns for members of such Groups. The consolidation of those returns will be done under the direction of the Tax Administrators, who will cause the Consolidated Return to be timely prepared and filed. The Tax Administrators shall make the Consolidated Return available to the chief financial officers of CBI and Convergys for their review prior to filing and shall furnish them a copy of the return promptly after it is filed. In addition, prior to filing such Return, the consolidation will be reviewed by the Tax CPA whose costs will be borne equally by CBI and Convergys. For each Taxable period, the Tax liability of each member shall be computed consistent with past practice and in accordance with the terms of the Tax Allocation Agreement among the members of the CBI Affiliated Group that was signed by CBI on October 29, 1987 and by Cincinnati Bell Information Systems Inc. on November 3, 1987.

                ii. RETURN INFORMATION. CBI and Convergys agree that each will cause their respective chief financial officers to furnish to the Tax Administrators on a timely basis such information, schedules, analyses and any other items as may be necessary to prepare the Consolidated Return. Such information, schedules, analyses and other items will be prepared in a manner consistent with existing practice and in accordance with the work plan scheduled to be agreed upon by the Tax Administrators and the chief financial officers of CBI and Convergys, acting reasonably, as soon as practicable after the Distribution Date.

                iii. FILING PROCEDURES. The parties will execute and deliver all documentation reasonably required (including powers of attorney, if requested) to enable the Tax Administrators to timely file, and to take all action necessary or incidental to the filing of, the Consolidated Return or any amendment of the Consolidated Return or any prior period of the Consolidated Return. CBI agrees that an officer of CBI will timely sign the Consolidated Return (and any Prior Period Consolidated Return which has not been filed as of the Distribution
                       Date) and any amendment of the Consolidated Return and any Prior Period Consolidated Return after (a) receiving written confirmation from the Tax Administrators that the Tax Administrators have reviewed such return and consulted with the Tax CPA and that it is in order for filing, (b) such officer has reviewed such Consolidated Return, and (c) any reasonable questions raised by such officer in reviewing such return have been resolved satisfactorily.

                iv. COMBINED STATE TAX RETURNS. The Tax Administrators will cause any combined state tax returns with respect to 1998 or any prior Tax year and any amendment of such returns to be timely prepared, filed and paid, utilizing procedures substantially similar to those provided in
                       Section 2



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                       and Section 3 of this Agreement with respect to the
                       Consolidated Return and Prior Period Consolidated
                       Returns.

                v. OTHER TAX RETURNS. The parties and their respective subsidiaries shall timely prepare and file Tax Returns (other than Controlled Returns) in those jurisdictions in which they are required to do so in a manner consistent with past practice. Taxes for any Return filed by one of the Companies pursuant to this section shall be paid or caused to be paid by the party responsible under this section for filing such return. The Tax Administrators shall have the right to approve any Tax returns filed pursuant to this section with regard to such filing.

         c.     TAX PAYMENTS.

                i. INTERIM PAYMENTS. Following the Distribution Date, at the request of the Tax Administrators, Convergys, on behalf of the Convergys Group, shall make payment to CBI equal to the excess of the estimated liability of the Convergys Group for the Tax owing under the Consolidated Return (as reasonably determined by the Tax Administrators and the Tax CPA) over the prior payments made by such Group in respect of such Tax. On or before March 15, 1999, an interim Tax settlement payment shall be made to or by CBI to the Convergys Group, as the case may be, equal to the difference between the estimated liability of the Convergys Group under the Consolidated Return and the amounts previously paid by the Convergys Group with respect to such Return. Such amounts will be reasonably determined by the Tax Administrators and the Tax CPA.

                ii. ADJUSTING PAYMENT. Based upon computations to be prepared by the effected Group and approved by the Tax Administrators and the Tax CPA, an adjusting payment equal to the difference between amounts previously paid with respect to estimated taxes for the Consolidated Return shall be made by one Group to the other on or before October 15, 1999 based on the Consolidated Return as filed.

         d. CARRYBACKS AND CARRYFORWARDS. If, for any Taxable period, a member of the Convergys Group incurs a net operating loss, net capital loss, unused general business tax credit or unused foreign tax credit (a "Carryback or Carryforward Item"), that may be carried back or carried forward to a Taxable year of the CBI Group or the CBI Affiliated Group, CBI shall pay to Convergys an amount equal to the amount by which the Tax liability of the CBI Group is reduced by such Carryback or Carryforward Item. Likewise, if, for any Taxable period, a member of the CBI Group incurs Carryback or Carryforward Item that may be carried back or carried forward to a Taxable year of the CBI Affiliated Group, Convergys shall pay to CBI an amount equal to the amount by which the Tax liability of the Convergys Group is reduced by such Carryback or Carryforward Item.


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         e.     AGENCY. Convergys irrevocably designates the Tax Administrator designated by CBI (and shall cause each member of the Convergys Group to irrevocably designate such Tax Administrator) as its agent and attorney-in-fact (and shall execute any necessary powers of attorney) for the purpose of taking any and all actions necessary or incidental to the filing of Returns for (i) any period during which any member of the Convergys Group or any predecessor qualified to file a consolidated, combined, unitary or similar Return with any member of the CBI Group, and (ii) any period ending on or before the Distribution Date. CBI shall keep Convergys reasonably informed of, and shall reasonably consult with Convergys with respect to, all actions to be taken on behalf of any member of the Convergys Group. CBI and Convergys will each furnish the other any and all information that the other may reasonably request in order to carry out the provisions of this Agreement to determine the amount of any Tax liability.

3.       INDEMNITIES.

         a. CBI INDEMNITY. CBI and each member of the CBI Group jointly and severally indemnify Convergys, its shareholders, and the members of the Convergys Group that were members of a Consolidated Group that included such Convergys Affiliate against and hold them harmless from:

                i. Any Tax liability of the CBI Group and any CBI-Caused Tax Liability;

                ii. Any liability or damage resulting from a breach by CBI or any member of the CBI Group of any representation or covenant made by CBI herein;

                iii. Any Tax liability resulting from the Distribution and attributable to any action of CBI or any member of the CBI Group; and

                iv. All liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii), or (iii), including those incurred in the contest in good faith and appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.


        b. CONVERGYS INDEMNITY. Convergys and each member of the Convergys Group will jointly and severally indemnify CBI, its shareholders, and the members of the CBI Group that were members of a Consolidated Group that included such CBI Affiliate against and hold them harmless from:

                i.   Any Convergys Tax Liability and Convergys-Caused Tax
                     Liability;

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                ii.  Any liability or damage resulting from a breach by
                     Convergys or any member of the CBI Convergys of any representation or covenant made by Convergys herein;

                iii. Any Tax liability resulting from the Distribution and attributable to any action of Convergys or any member of the Convergys Group; and

                iv. All liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii) including those incurred in the contest and good faith and appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

        c. DISCHARGE OF INDEMNITY. CBI, Convergys and the members of the CBI Group and the Convergys Group, respectively, shall discharge their obligations under Sections 3a and 3b, hereof, respectively, by paying the relevant amount within thirty days of demand therefor. The CBI Group shall be entitled to make such a demand at any time after a member of the CBI Group makes a payment or deposit in respect of a Tax for which any member of the Convergys Group has an obligation under Section 3b. The Convergys Group shall be entitled to make such a demand at any time after a Final Determination of an obligation of any member of the CBI Group under Section 3a. Any such demand shall include a statement showing the amount due under Section 3a or Section 3b, as the case may be. If either Convergys, CBI or any member of the Convergys Group or CBI Group disputes in good faith the fact or the amount of its obligation, then no payment of the amount of the dispute shall be required until any such good faith dispute is resolved in accordance with Section 7 hereof; provided, however, that any amount not paid within thirty days of demand shall bear interest as provided in Section 6e.

        d. TAX BENEFITS. If an indemnification obligation of any member of the CBI Group or any member of the Convergys Group, as the case may be, under this Section 3, arises in respect of an adjustment that makes allowable to a member of the CBI Group or a member of the Convergys Group, respectively, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") that would not, but for such adjustment, be allowable, then any payment by any member of the CBI Group or Convergys Group, respectively, pursuant to this Section 3 shall be an amount equal to (x) the amount otherwise due but for this subsection 3d, minus (y) the present value of the product of the Tax Benefit multiplied (i) by the maximum applicable federal, foreign or state, as the case may be, corporate tax rate in effect at the time such Tax Benefit becomes allowable to a member of the CBI Group or member of the Convergys Group (as the case may be), or (ii) in the case of a Tax Credit, by 100%. The present value of such product shall be determined by discounting such product from the time



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                that the Tax Benefit becomes allowable at a rate equal to the applicable federal rate, as set forth from time to time in the Internal Revenue Bulletin.

        e. CALCULATION OF TAX. For purposes of this Section 3, in the case of Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Distribution Date, a portion of such Tax related to the portion of such Tax period ending on the Distribution Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Distribution Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Distribution Date.

        f. GUARANTEES. CBI or Convergys, as the case may be, shall guarantee the obligations of each member of the CBI Group or the Convergys Group, respectively, under this Agreement.

4.       TAX DEFICIENCIES AND CLAIMS.

         a. Except as otherwise provided in Section 4b, the Tax Administrators shall control all audits, examinations and proceedings with respect to Taxes with respect to any Controlled Returns. The Tax Administrators shall have overall responsibility for obtaining and coordinating all responses in connection with any such proceedings with respect to any Controlled Returns. To the extent that any such audit affects one of the Groups, such Group shall prepare and submit such responses in a manner consistent with prior practice, provided, however, that the Tax Administrators shall have the right to approve all such responses prior to their submission. Adjustments affecting solely the Taxable income, loss or deductions of, or Tax credits generated by any Group, may be agreed upon or settled only upon approval of that Group, which approval shall not be unreasonably withheld or delayed.

         b. Any proposed or actual income Tax deficiencies or refund claims, with respect to the Consolidated Return or any Prior Period Consolidated Return that arises from the business activities of a particular member and that do not otherwise affect any Controlled Return, may be defended or prosecuted by that member at its own cost and expense and with counsel and accountants of its own selection. Each of the Tax Administrators may participate in any such prosecution or defense at the expense of the respective company employing the Tax Administrator. A member may not compromise or settle any such tax deficiency or any refund claim without the prior written consent of the Tax Administrators, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no member shall have a right to an extension of the statute of limitations or to any waiver of any other



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                procedural safeguard without the prior written consent of the
                Tax Administrators. The limitation expressed in the preceding sentence applies, but is not limited to, the filing of a petition in the United States Tax Court.

        c. In connection with the defense of any audit of any Controlled Return, except with regard to claims described in Section 4b, above, the Tax Administrators may retain advisors and charge the reasonable cost of their services to the appropriate Group or Groups.

        d. Refunds for any year will be allocated among the members in the same manner as the Tax liability to which the refund relates was allocated. If any member of the Convergys Group desires to file a claim for refund with respect to a Taxable year for which it was a member of the Consolidated Group, it shall prepare and submit to CBI the claim for refund and a statement specifying when the statute of limitations for filing the claim will expire. The appropriate party to file such claim, under the supervision of the Tax Administrators, will file the claim as soon as practicable and will take such other action as may be appropriate. Such member will reimburse CBI for all costs incurred by CBI in complying with this section 4d.

5.      REPRESENTATIONS AND COVENANTS.

        a. CONVERGYS REPRESENTATIONS. Convergys, for itself and on behalf of each member of the Convergys Group represents that, as of the date hereof, and covenants that, on the Distribution Date, there is no plan or intention (i) to liquidate Convergys or to merge or consolidate Convergys, or any member of the Convergys Group conducting an active trade or business relied upon in connection with the restructuring or the Distribution, with any other person subsequent to the Distribution, (ii) to sell, or otherwise dispose of any asset, subsequent to the Distribution, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the CBI Group or any member thereof, (iii) to take any action inconsistent with the information or representations furnished to the Internal Revenue Service or any other Tax Authority in connection with a request for a private letter ruling (or any comparable pronouncement by the Taxing Authority under applicable law) with respect to the Distribution or the restructuring, (iv) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, capital contributions or acquisitions, but not including the Distribution) which, if treated as consummated before the proposed Distribution, would result in CBI not having "control" of Convergys within the meaning of Section 355(a)(1)(A) and Section 368(c) of the Code at the time of the Distribution, (v) to make any change in equity structure that would result in CBI not having such "control" (except for the Distribution), (vi) to repurchase stock of Convergys in a manner contrary to the requirements of Revenue Procedure 96-30 or (vii) to take any action that contravenes any agreement with a Taxing Authority to which any member of the Convergys Group or the CBI Group is a party.

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        b.      CBI REPRESENTATIONS. CBI, for itself and on behalf of each member of the CBI Group, represents that, as of the date hereof, and covenants that, on the Distribution Date, there is no plan or intention (i) to liquidate CBI or to merge or consolidate CBI, or any member of the CBI Group conducting an active trade or business relied upon in connection with the restructuring or the Distribution, with any other person subsequent to the Distribution, (ii) to sell, or otherwise dispose of any asset, subsequent to the Distribution, in a manner that would result in any increased Tax liability or reduction of any Tax Asset of the Convergys Group or any member thereof, (iii) to take any action inconsistent with the information or representations furnished to the Internal Revenue Service or any other Tax Authority in connection with a request for a private letter ruling (or any comparable pronouncement by the Taxing Authority under applicable law) with respect to the Distribution or the restructuring, or (iv) to take any action that contravenes any agreement with a Taxing Authority to which any member of the Convergys Group or the CBI Group is a party.

        c. CBI AND CONVERGYS REPRESENTATIONS. Each of CBI, Convergys and the members of the CBI Group and the Convergys Group, respectively, represent that, as of the date hereof, and covenants that on the Distribution Date, neither Convergys, CBI nor the members of the Convergys Group or CBI Group, respectively, as applicable, is aware of any present plan or intention by the current shareholders of CBI to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, CBI or Convergys subsequent to the Distribution. In making this representation, the parties hereto recognize that the shares of CBI are, and the shares of Convergys will be, listed on certain stock exchanges and regular public trading of such shares can be expected.

6.      COOPERATION.

        a. ONGOING COOPERATION. CBI and Convergys will cooperate, and cause each member and their respective Groups to cooperate, at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation will include, without limitation:

                i. The retention and provision on reasonable request of any and all information including books, records, documentation or other information pertaining to Tax matters relating to the Groups, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof);

                ii. The execution of any document that may be necessary or helpful with any required Return or in connection with any audit, proceeding, suit or action; and


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                iii. The use of the party's best efforts to obtain any
                     documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

         b. INFORMATION. CBI and Convergys shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

         c. TAX ATTRIBUTES. CBI and Convergys shall promptly advise each other with respect to any proposed Tax adjustments relating to a Consolidated Group that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and it may affect any Tax liability or any Tax attribution of CBI, Convergys, the CBI Group, the Convergys Group or any member of the CBI Group or the Convergys Group.

         d.     AUDITS.

                i. HANDLING OF AUDITS. Notwithstanding anything in this Agreement to the contrary, the Tax Administrators shall be kept apprised of all audits. CBI shall have full control over all matters relating to any Return or any Tax proceeding relating to any Tax matters of at least one member of the CBI Group. Convergys shall have full control over all matters relating to any Return or any Tax Proceeding relating to any Tax matters of at least one member of the Convergys Group. In the event that an audit relates to any Tax matters of members from both the CBI Group and the Convergys Group, oversight of such audit will be handled by the Tax Administrators in consultation with the chief financial officers of each of the respective Groups.

                ii. SETTLEMENTS. No settlement of any Tax proceeding relating to any matter that would cause a payment obligation under Sections 3a or 3b shall be accepted or entered into by or on behalf of the party entitled to receive a payment under
                     Section 3a or 3b, whichever is applicable, unless a party ultimately responsible for such payment under either
                     Section 3a or 3b, whichever is applicable (the "Indemnitor"), consents thereto in writing, which consent shall not be unreasonably withheld or delayed.

                iii. NOTICE. The indemnified party agrees to give notice to the
                     Indemnitor of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder within thirty days of such assertion or commencement, or such other time that would allow the Indemnitor to timely respond to such claim, suit, action or proceeding.

                iv. OTHER ACTIONS. With respect to Returns relating to Taxes solely attributable to the CBI Group or the Convergys Group, as the case may be,


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



                     CBI and the members of the CBI Group, or Convergys and the members of the Convergys Group, as the case may be, shall have full control over all matters relating to any Tax proceedings in connection therewith.

         e. PAYMENTS. All payments to be made under this Agreement shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due thirty days after the receipt of notice of such payment or, where no notice is required, thirty days after the fixing of liability or the resolution of a dispute. Any payment that is not made when due shall bear interest at a rate equal to the "prime rate" then in effect, as quoted in the Wall Street Journal, plus 2%.

         f. TAX RESERVES. In connection with the Distribution, the Tax Administrators will oversee the allocation of the tax reserves shown on the balance sheet of CBI immediately prior to the Distribution Date among the members of the CBI Group and the Convergys Group in a manner that accurately reflects both the parties to whom the reserves should be allocated and the amount of reserves that should be allocated to each of such parties.

7. DISPUTE RESOLUTION. In the event of a disagreement between the Tax Administrators or between the CBI Group or the Convergys Group, all computations or recomputations of any Tax liability, Tax rate or other similar items, and all determinations of the amount of payments or repayments will be reviewed by the Tax CPA, with the cost of such review being shared equally by the disputing Groups. The decision of the Tax CPA shall be binding on the parties.

8. COSTS AND EXPENSES. Except as expressly set forth in this Agreement, each party will bear its own costs and expenses incurred pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, CBI and Convergys will share equally the cost of the Tax CPA connected with reviewing the Consolidated Return.

9. EFFECTIVENESS. This Agreement will become effective upon the consummation of the Distribution. All rights and obligations arising hereunder with respect to a pre-Distribution Tax period will survive until they are fully effectuated or performed and, provided further, notwithstanding anything in this Agreement to the contrary, this Agreement will remain in effect and its provisions will survive for one year after the full period of all applicable statutes of limitation (giving effect any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, and until such claim has been satisfied or otherwise resolved.


10.      MISCELLANEOUS.

         a. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and which together will constitute one and the same instrument.



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

         b. AMENDMENTS. This Agreement may be amended in writing duly executed by all parties hereto.

         c. GOVERNING LAW. This Agreement will be construed and enforced in accordance with the laws of the State of Ohio.

         d. BENEFICIARIES. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise. This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person will be a third-party beneficiary hereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the _____ day of __________________, 1998.


CINCINNATI BELL INC.                      CONVERGYS CORPORATION


By:                                       By:
   --------------------------------          --------------------------------